UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2007

First Data Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-11073

Delaware	47-0731996
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6200 South Quebec Street

Greenwood Village, Colorado 80111

(Address of principal executive offices, including zip code)

(303) 967-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

First Data Corporation (“First Data”) and the other named defendants have entered into a memorandum of understanding with plaintiffs’ counsel in connection with purported class action lawsuits filed in the District Court of Arapahoe County, Colorado and consolidated as Pappas v. Kohlberg Kravis Roberts & Co., et al., No. 07-CV-621, and in the Court of Chancery of the State of Delaware in and for New Castle County and consolidated as First Data Corporation Shareholders’ Litigation, Consol. C.A. No. 2873-VCL. Those consolidated actions were filed in connection with the First Data Board of Directors’ approval of a merger agreement with affiliates of Kohlberg Kravis Roberts & Co.

Under the terms of the memorandum, First Data, the other named defendants, and plaintiffs have agreed to settle the consolidated actions subject to court approval. First Data and the other defendants deny the allegations in both consolidated actions, and deny having committed, or having aided and abetted, any violation of law or breach of duty. The memorandum provides for dismissal of the Colorado actions with prejudice upon approval of a stipulation of settlement by the Colorado court, to be followed by consensual dismissal with prejudice of the Delaware actions. Pursuant to the terms of the memorandum, First Data acknowledged that the consolidated actions resulted in a decision to provide additional information to shareholders in the definitive proxy statement concerning the proposed merger, and agreed to pay certain attorneys’ fees, costs, and expenses incurred by plaintiffs. First Data does not make any admission that such supplemental disclosures are material.

The memorandum will be null and void and of no force and effect if the merger is not approved by the affirmative vote of a majority of the outstanding shares of common stock of First Data, the merger agreement is terminated under circumstances where the merger has not been previously consummated, or final court approval of the stipulation of settlement and dismissal of the Colorado and Delaware actions with prejudice does not occur for any reason. In addition, defendants have the right to withdraw from the settlement prior to the settlement hearing if an action released by the settlement is commenced prior to final court approval and not dismissed or stayed in light of the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST DATA CORPORATION

Dated: July 30, 2007.	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary